Exhibit 5.0

OPINION AND CONSENT OF

LAW OFFICE OF KATHLEEN BROWN, P. C.

4531 N. 11th St.

Arlington, VA 22201

December 3, 2007

Board of Directors

Southern Trust Securities Holding Corp.

145 Almeria Ave.

Coral Gables, Florida 33134

Re:

Registration Statement of Form SB-2 of

Southern Trust Securities Holding Corp.

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the United States Securities and Exchange Commission (“SEC”) with respect to the registration by Southern Trust Securities Holding Corp. (the “Corporation”) of up to 10,624,430 shares of common stock, no par value (the “Common Stock”) in a Registration Statement on Form SB-2 filed with the SEC (the “Registration Statement”).  All of the shares of Common Stock have been previously issued by the Corporation either to various accredited investors in transactions exempt from registration under the federal securities laws or to employees of the Corporation, its subsidiaries and their predecessors-in-interest in transactions exempt from registration under the federal securities laws (the “Issued Shares”) except for 62,500 shares that may be issued upon the exercise of warrants for shares of Common Stock (the “Issuable Shares.”)

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Amended and Restated Articles of Incorporation, as Amended, and Bylaws of the Corporation; (ii) resolutions of the Board of Directors of the Corporation authorizing the issuance of the Common Stock and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Corporation and upon documents, records and instruments furnished to us by the Corporation, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion that:

1.

 the Issued Shares have been duly and validly authorized and are fully paid and non-assessable; and

2.

 the Issuable Shares have been duly and validly authorized and when issued, in accordance with their terms, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

LAW OFFICE OF KATHLEEN BROWN, P.C.

By:	/s/ Law Office of Kathleen Brown
Law Office of Kathleen Brown P.C.